Filed pursuant to Rule 424(b)(3)

Registration No.: 333-240984

PROSPECTUS SUPPLEMENT

MIDATECH PHARMA PLC

9,888,640 Ordinary Shares Representing 1,977,728 American Depositary Shares

This prospectus supplement (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Post-Effective Amendment No. 2 to our Registration Statement on Form F-1, effective as of April 29, 2022 (the “Prospectus”), related to the resale by the selling shareholders identified in the Prospectus of up to an aggregate of 9,888,640 of our ordinary shares, nominal value 0.1p per share (the “Ordinary Shares”), represented by 1,977,728 American Depositary Shares (the “Depositary Shares”).

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information set forth in our Form 6-K filed with the Securities and Exchange Commission on March 24, 2023, which is attached hereto. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “MTP.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on March 23, 2023 was $0.35.

Our Ordinary Shares are admitted for trading on AIM, a market operated by the London Stock Exchange plc (“AIM”) under the listing code “MTPH.” The last reported closing price of our Ordinary Shares on AIM on March 23, 2023 was £0.0095.

Investing in our securities involves risks. See “Risk Factors” beginning on page 12 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is March 24, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of March 2023

Commission File Number 001-37652

Midatech Pharma PLC

(Translation of registrant’s name into English)

1 Caspian Point,

Caspian Way

Cardiff, CF10 4DQ, United Kingdom

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒      Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

Results of General Meeting

On March 24, 2023, Midatech Pharma PLC (the “Company”) announced the results of its General Meeting held on March 24, 2023. At the General Meeting, the Company’s shareholders approved: (i) the allotment of, and disapplication of preemption rights with respect to, the Company’s ordinary shares, nominal value 0.1p per share (the “Ordinary Shares”), to be issued to certain investors upon exercise of the Company’s Series A warrants, the Series B warrants, and certain pre-funded warrants, each issued in a previously disclosed private placement that closed on February 15, 2023 (the “Private Placement”), and warrants issuable to the placement agent in the Private Placement, (ii) the change of the name of the Company to “Biodexa Pharmaceuticals plc,” which is expected to be effective on or about March 27, 2023, (iii) the allotment of up to 100% of the Company’s fully diluted share capital for future share issuances through the Company’s annual general meeting in 2025, (iv) the cancellation of the Company’s Ordinary Shares to admission on AIM, which is expected to be effective on or about April 26, 2023, and (v) authorized a 1-for-20 reverse stock split of the Company’s Ordinary Shares (the “Reverse Stock Split”), which is expected to be effective on or about of March 27, 2023.

In connection with the Reverse Stock Split, the Company expects the ratio of its American Depositary Shares (the “ADS”), each representing 25 Ordinary Shares, to change to a new ratio of one ADS representing five Ordinary Shares, effective on or about March 27, 2023. This will have the effect of a one-for-four reverse split of the ADSs.

Following the cancellation of the Company’s Ordinary Shares to admission on AIM, the Company’s ADS will continue to trade on the NASDAQ Capital Market.

The information included under the heading “Results of General Meeting” of this report on Form 6-K shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File Number 333-209365) and Form F-3 (File Number 333-267932) of the Company (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

Press Release

On March 24, 2023, the Company issued a press release announcing the results of the General Meeting. A copy of the press release is furnished hereto as Exhibit 99.1.

The information in the attached Exhibit 99.1 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall any such exhibit be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as otherwise set forth herein or as shall be expressly set forth by specific reference in such a filing.

SUBMITTED HEREWITH

Attached to the Registrant’s Form 6-K filing for the month of March 2023 is:

Exhibit No.	Description

99.1	Press release dated March 24, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Midatech Pharma PLC

Date: March 24, 2023	By:	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer and Chief Financial Officer